AGREEMENT AND PLAN OF MERGER

                                      DATED

                                  APRIL 8, 1996

                                      AMONG

                             ST. JUDE MEDICAL, INC.,

                              SJM ACQUISITION CORP.

                                       AND

                                CYBERONICS, INC.


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                                TABLE OF CONTENTS

                                                                                     Page
ARTICLE 1 - THE MERGER ................................................................1
         1.1      The Merger...........................................................1
         1.2      Conversion of Merger Subsidiary Shares...............................2
         1.3      Conversion of CYBX Shares............................................2
         1.4      Exchange of Shares.  ................................................2
         1.5      Dissenting Shares....................................................3

ARTICLE 2 - CLOSING; CLOSING DATE .....................................................4
         2.1      Closing Date and Location............................................4
         2.3      Closing Deliverables of CYBX.........................................4

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF CYBX ....................................5
         3.1      Corporate Existence and Power.  .....................................5
         3.2      Corporate Authorization..............................................5
         3.3      Governmental Authorization; Consents.................................6
         3.4      Non-Contravention....................................................6
         3.5      Binding Effect.......................................................6
         3.6      Capitalization.......................................................6
         3.7      Financial Statements and SEC Filings.................................7
         3.8      Material Events......................................................8
         3.9      Properties; Liens...................................................10
         3.10     Litigation.  .......................................................10
         3.11     Taxes.  ............................................................10
         3.12     ERISA...............................................................11
         3.13     Compliance With Laws; Permits.......................................13
         3.14     Finders' Fees.......................................................14
         3.15     Patents, Trademarks, Trade Names, Service Marks and Copyrights .....14
         3.16     Environmental Matters; OSHA.........................................15
         3.17     Contracts ..........................................................17
         3.18     Material Obligations................................................18
         3.19     CYBX Products; Regulation...........................................18
         3.20     Inventory...........................................................19
         3.21     Accounts and Notes Receivable.......................................19
         3.22     Employee Relations..................................................19
         3.23     Insurance...........................................................19
         3.24     Potential Conflicts of Interest.....................................20
         3.25     Bank Accounts.......................................................20
         3.26     Acquisition Proposal................................................20
         3.27     Full Disclosure.....................................................20

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF ST. JUDE AND
                  MERGER SUBSIDIARY ..................................................21
         4.1      Corporate Existence and Power.  ....................................21
         4.2      Corporate Authorization.............................................21
         4.3      Governmental Authorization; Consents ...............................21
         4.4      Non-Contravention...................................................22
         4.5      Binding Effect......................................................22
         4.6      Financial Statements and SEC Filings................................22
         4.7      Full Disclosure.....................................................22

ARTICLE 5 - COVENANTS OF CYBX ........................................................23
         5.1      Conduct of CYBX.....................................................23
         5.2      CYBX's Shareholders' Meeting; Proxy Material........................25
         5.3      Access to Information...............................................25
         5.4      Notices of Certain Events...........................................26
         5.5      Consents, Approvals and Filings.....................................26
         5.6      Commercially Reasonable Efforts.....................................26
         5.7      Exclusivity.........................................................26
         5.8      Return of Confidential Information..................................27
         5.9      Further Assurances..................................................27

ARTICLE 6 - COVENANTS OF ST. JUDE ....................................................28
         6.1      Commercially Reasonable Efforts.  ..................................28
         6.2      Consents, Approvals and Filings.....................................28
         6.3      Advice of Changes...................................................28
         6.4      Director and Officer Liability......................................28
         6.5      Employee Benefit Matters............................................29

ARTICLE 7 - CONDITIONS TO THE MERGER .................................................29
         7.1      Conditions to the Obligations of CYBX...............................29

ARTICLE 8 - TERMINATION ..............................................................30
         8.1      Termination by Mutual Consent.......................................30
         8.2      Termination by St. Jude.............................................30
         8.3      Termination by CYBX.................................................31
         8.4      Effects of Termination.  ...........................................32

ARTICLE 9 - MISCELLANEOUS ............................................................33
         9.1      Notices.............................................................33
         9.2      Amendment and Modification..........................................34
         9.3      Waiver of Compliance................................................34
         9.4      No Survival of Representations and Warranties.......................34
         9.5      No Third Party Rights...............................................34
         9.6      Confidentiality.  ..................................................35
         9.7      Expenses............................................................35
         9.8      Assignment..........................................................35
         9.9      GOVERNING LAWS......................................................35
         9.10     Counterparts........................................................35
         9.11     Headings and References.............................................35
         9.12     Entire Agreement....................................................35
         9.13     Exchange of Documents...............................................36
         9.14     Publicity...........................................................36
         9.15     Interpretation......................................................36
         9.16     Further Assurance...................................................36
         9.17     Severability........................................................36
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                          AGREEMENT AND PLAN OF MERGER


       THIS AGREEMENT dated April 8, 1996, among Cyberonics, Inc., a Delaware corporation ("CYBX"), St. Jude Medical, Inc., a Minnesota corporation ("St. Jude"), and SJM Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of St. Jude ("Merger Subsidiary").

       WHEREAS, the Board of Directors of CYBX has determined that it is in the best interests of its stockholders for CYBX to be acquired by St. Jude upon the terms and subject to the conditions set forth herein;

       WHEREAS, in furtherance of such acquisition, the Boards of Directors of St. Jude, Merger Subsidiary and CYBX have each approved the merger of Merger Subsidiary with and into CYBX in accordance with the Delaware Business Corporation Act ("Delaware Law") and upon the terms and subject to the conditions set forth herein;

       WHEREAS, as a result of the Merger, each outstanding share of common stock, $.01 par value, of CYBX ("CYBX Common Stock") will be converted into the right to receive cash in the amount determined as set forth herein; and

       WHEREAS, the parties hereto intend that St. Jude shall have the absolute right, exercisable in its sole discretion, to terminate this Agreement without liability at any time, including after CYBX has obtained stockholder approval hereof, for any reason (or for no reason);

       The parties hereto agree as follows:


                                    ARTICLE 1

                                   THE MERGER

       1.1    The Merger.

              1.1.1 Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.1.2), Merger Subsidiary shall be merged with and into CYBX (the "Merger") in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and CYBX shall continue as the surviving corporation (the "Surviving Corporation") under the name of CYBX.

              1.1.2 Subject to the St. Jude's right to terminate this Agreement at any time pursuant to Section 8.2 hereof, as soon as practicable after satisfaction of, or to the extent permitted hereunder, waiver of, all conditions to the Merger, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law and the parties hereto shall make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Delaware or such later date set forth in the Articles of Merger (the "Effective Time").

              1.1.3 At the Effective Time, (i) the separate existence of Merger Subsidiary shall cease and Merger Subsidiary shall be merged with and into CYBX, which shall be the Surviving Corporation; (ii) the officers of the Surviving Corporation shall initially be the officers of Merger Subsidiary immediately prior to the Merger; (iii) the directors of the Surviving Corporation shall initially be the same as the directors of Merger Subsidiary immediately prior to the Merger; (iv) the Certificate of Incorporation and Bylaws of the Surviving Corporation shall initially be the same as the Certificate of Incorporation and Bylaws, respectively, of Merger Subsidiary immediately prior to the Merger; and
(v) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Merger Subsidiary and CYBX shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Merger Subsidiary and CYBX shall become the debts, liabilities and duties of the Surviving Corporation.

       1.2 Conversion of Merger Subsidiary Shares. At the Effective Time by virtue of the Merger, each share of capital stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall remain outstanding as shares of the Surviving Corporation, which shares shall be owned by St. Jude.

       1.3    Conversion of CYBX Shares.

              1.3.1 Any shares of CYBX's Common Stock held in the treasury of the CYBX, and any shares of CYBX Common Stock issued and outstanding immediately prior to the Effective Time of the Merger which are owned by St. Jude, Merger Subsidiary or any other entity owned by St. Jude or Merger Subsidiary, shall be canceled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such CYBX Common Stock under this Agreement.

              1.3.2 Except as provided herein with respect to Dissenting Shares (as defined below in Section 1.6.1) and shares canceled pursuant to Section
1.3.1 hereof, at the Effective Time of the Merger each share of CYBX Common Stock outstanding shall be canceled and converted into the right to receive cash in the amount determined by dividing $72,090,669 by the number of shares of CYBX Common Stock outstanding immediately prior to the Effective Time, excluding shares of CYBX Common Stock to be canceled pursuant to Section 1.3.1 hereof, but including those shares of CYBX Common Stock acquired by the treasury of CYBX after April 1, 1996 pursuant to the exercise of CYBX stock options (the "Merger Consideration").

       1.4 Cancellation of CYBX Options. Any option, warrant or other right to acquire any CYBX securities which are outstanding as of immediately prior to the Effective Time will, without any action on the part of any party, be cancelled and of no further force or effect.

       1.5    Exchange of Shares.

              1.5.1 After the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of CYBX Common Stock ("CYBX Stock Certificates"), upon surrender thereof to American Stock Transfer & Trust Company, or such other banking institution as shall be designated by St. Jude, as exchange agent (the "Exchange Agent"), shall be entitled to receive the Merger Consideration. Until so surrendered, each outstanding CYBX Stock Certificate shall be deemed for all purposes to represent a right to receive the Merger Consideration. Whether or not a CYBX Stock Certificate is surrendered, from and after the Effective Time such certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in the St. Jude, the Surviving Corporation or any other person, firm or corporation.

              1.5.2 Any funds deposited with the Exchange Agent that remain unclaimed by the holders of shares of CYBX Common Stock twelve months after the Effective Time shall be returned to St. Jude upon demand, and any such holder who has not exchanged his shares of CYBX Common Stock for the Merger Consideration prior to that time shall thereafter look only to St. Jude for his claim for Merger Consideration. Notwithstanding the foregoing, St. Jude shall not be liable to any holder of shares of St. Jude Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

       1.6    Dissenting Shares.

              1.6.1 Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of CYBX held by a holder which has demanded and perfected its right for appraisal of such shares in accordance with Delaware Law (the "Dissenters' Rights") and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.3, but the holder thereof shall only be entitled to such rights as are granted by the Dissenters' Rights.

              1.6.2 Notwithstanding the provisions of Section 1.6.1, if any holder of shares of capital stock of CYBX who demands appraisal of such shares under the Dissenters' Rights shall effectively withdraw or lose (through failure to perfect or otherwise) its right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.3.2, without interest thereon, upon surrender of the certificate or certificates representing such shares.

              1.6.3 CYBX shall give St. Jude (i) prompt written notice of any notice of intent to demand fair value for any shares of capital stock of CYBX, withdrawals of such notices, and any other instruments served pursuant to the Dissenters' Rights or any other provisions of Delaware Law and received by CYBX and (ii) the opportunity to direct and carry on all negotiations and proceedings with respect to demands for fair value for shares of capital stock of CYBX under the Dissenters' Rights. CYBX shall not, except with the prior written consent of St. Jude, voluntarily make any payment with respect to any demands for fair value for Shares of capital stock of CYBX or offer to settle or settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.


                                    ARTICLE 2

                              CLOSING; CLOSING DATE

       2.1 Closing Date and Location. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Section 8 below, a closing (the "Closing") will be held on a date mutually acceptable to St. Jude and CYBX, but in no event later than October 18, 1996, at the offices of CYBX's legal counsel, commencing at 10:00 A.M. St. Jude agrees that it will give notice at least ten days prior to the date on which it desires to close the Merger.

       2.2 Closing Date and Location. At Closing, the documents referred to in Sections 2.3 and 7 hereof will be exchanged by the parties and, immediately thereafter, the Articles of Merger will be filed by Merger Subsidiary and CYBX with the Secretary of State of the State of Delaware. The date on which the Closing occurs is hereinafter referred to as the Closing Date.

       2.3 Closing Deliverables of CYBX. At the Closing, CYBX will deliver the following to St. Jude:

              2.3.1 A certificate, signed by the President of CYBX, to the effect that (i) CYBX has performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; and (ii) the representations and warranties of CYBX contained in this Agreement and in any certificate or other writing delivered by CYBX pursuant hereto are true in all respects at and as of the Effective Time as if made at and as of such time, except for such changes between the date of signing and date of closing which (A) are contemplated by this Agreement or (B) have not had, and are not reasonably expected to have, in the aggregate, a Material Adverse Effect.

              2.3.2 A Certificate of Good Standing relating to CYBX from the Secretary of State of Delaware, a Certificate of Qualification of CYBX to do business in the State of Texas as a foreign corporation, and copies of resolutions of CYBX's Board of Directors authorizing this Agreement, as certified by the Secretary of CYBX.

              2.3.3 Executed originals of any and all consents, approvals, waivers and/or acknowledgments required under any agreement identified in
Section 3.17.2 of the Disclosure Schedule, in order to permit the consummation of the transactions provided for herein without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of St. Jude thereunder. Each such consent, approval and/or waiver shall be in form satisfactory to counsel for St. Jude.


                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF CYBX

       CYBX represents and warrants to St. Jude that, except as set forth in the schedule of exceptions to representations and warranties attached hereto as
Schedule 3 (the "Disclosure Schedule"):

       3.1    Corporate Existence and Power.

              3.1.1 Each of CYBX and its subsidiary, referenced in Section 3.1 of the Disclosure Schedule, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Each of CYBX and its subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. CYBX has heretofore delivered to St. Jude true and complete copies of CYBX's and its subsidiary's Certificate of Incorporation and Bylaws, as currently in effect. CYBX has one subsidiary and, except with respect to such subsidiary, does not, directly or indirectly, own or have the power to vote, or to exercise a controlling influence with respect to, any securities of any class of any person, the holders of which class are entitled to vote for the election of directors (or persons serving similar functions) of such person.

              3.1.2 For purposes of this Agreement, a "Material Adverse Effect," when used with respect to CYBX shall mean a material adverse change in the financial condition, business, assets, liabilities, capitalization, financial position compared to the financial statements as of December 31, 1995, operations or results of operations of CYBX and its subsidiary taken as a whole in excess of $100,000 or any event which could, so far as can reasonably be foreseen, have such an effect; provided, however, that CYBX's continuing losses from operations (and resulting impact on CYBX's balance sheet) consistent with CYBX's results of operations for the fiscal quarter ended December 31, 1995, shall not constitute a Material Adverse Effect.

       3.2 Corporate Authorization. CYBX has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by CYBX's Board of Directors and no other corporate proceedings on the part of CYBX are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated (subject to the approval and adoption of this Agreement and the transactions contemplated hereby by the Shareholders of CYBX required in accordance with Delaware Law and the Certificate of Incorporation and Bylaws of CYBX).

       3.3 Governmental Authorization; Consents. The execution, delivery and performance by CYBX of this Agreement and the consummation of the Merger by CYBX require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Articles of Merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act");
(iii) compliance with any applicable requirements of the Securities Act of 1933 (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934 Act"); (iv) compliance with the rules and regulations of the NASDAQ National Market System;
(v) compliance with any applicable state securities laws; and (vi) any action or filing, the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

       3.4 Non-Contravention. The execution, delivery and performance by CYBX of this Agreement and the consummation by CYBX of the transactions contemplated hereby do not and will not (i) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of CYBX or to a loss of any benefit to which CYBX is entitled under
(A) any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 3.3.1); (B) the Certificate of Incorporation or Bylaws of CYBX; (C) any material agreement, contract, plan, lease, arrangement or commitment; or (D) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon CYBX, or (ii) result in the creation or imposition of any Lien on any asset of CYBX. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer or encumbrance of any kind in respect of such asset, provided, however, "Lien" does not include (i) statutory liens not delinquent or the validity of which is being contested in good faith by appropriate proceedings; and(ii) liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings.

       3.5 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of CYBX enforceable against CYBX in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

       3.6 Capitalization. The authorized capital stock of CYBX consists of 25,000,000 shares of CYBX Common Stock and 2,500,000 shares of CYBX preferred stock, $.01 par value, ("CYBX Preferred Stock"). As of March 31, 1996 (i) 9,509,345 shares of CYBX Common Stock were outstanding, (ii) -0- shares of CYBX Preferred Stock were outstanding, (iii) stock options and warrants to purchase an aggregate of 831,322 Shares were outstanding, and (iv) no shares of CYBX Common Stock or CYBX Preferred Stock were held in treasury. All outstanding shares of capital stock of CYBX have been duly authorized and validly issued and are fully paid and nonassessable. Except for the 1988 Incentive Stock Plan and the 1991 Employee Stock Purchase Plan (collectively the "Stock Option Plans"), there are no plans, agreements or other arrangements pursuant to which any options, warrants or other rights to acquire Shares from CYBX are outstanding. True and complete copies of the Stock Option Plans have been delivered to St. Jude. All outstanding options and warrants will expire at the Effective Time if not previously exercised. Except as set forth in this Section and except for stock options issued or issuable subsequent to January 31, 1995, pursuant to the Stock Option Plans, there are outstanding (i) no shares of capital stock or other voting securities of CYBX, (ii) no securities of CYBX convertible into or exchangeable for shares of capital stock or voting securities of CYBX, and (iii) no options or other rights to acquire from CYBX, and no obligation of CYBX to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CYBX (collectively "CYBX Securities"). There are no outstanding obligations of CYBX to repurchase, redeem or otherwise acquire any CYBX Securities.

       3.7 Financial Statements and SEC Filings. CYBX has delivered to St. Jude true and complete copies of (i) its annual reports on Form 10-K for its fiscal years ended June 30, 1993, 1994 and 1995, (ii) its quarterly reports on Form 10-Q for its fiscal quarters commencing March 31, 1993, (iii) its proxy or information statements relating to all meetings of, or actions taken without a meeting by, the shareholders of CYBX held since March 1, 1993, and (iv) its registration statement filed with the Securities and Exchange Commission (the "SEC") on Form S-1 which became effective in 1993. The reports and statements so delivered are referred to collectively in this Agreement as the "SEC Filings." As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. CYBX has delivered to St. Jude's counsel copies of all statements on Schedule 13D and Schedule 13G known to CYBX which had been filed with the SEC with respect to capital stock of CYBX pursuant to the Securities Exchange Act of 1934. Without limiting the generality of the foregoing, St. Jude has delivered to CYBX its audited financial statements included within the SEC Filings for fiscal years ended June 30, 1993, 1994 and 1995, its most recently completed fiscal years (the "Audited Financial Statements") and all interim quarterly financial statements for fiscal year to date 1996 (the "Interim Financial Statements") (collectively, the "Financial Statements"). The audited financial statements and unaudited interim financial statements of CYBX included or incorporated by reference in the SEC Filings (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and (iii) fairly present the financial position of CYBX as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

       3.8 Material Events. Except as set forth in the Financial Statements, after June 30, 1995, there has not been:

              3.8.1 Any discharge or satisfaction of any Lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Financial Statements and current liabilities incurred since June 30, 1995, in the ordinary course of business and consistent with its prior practice.

              3.8.2 Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CYBX, or any repurchase, redemption or other acquisition by CYBX of any outstanding shares of capital stock or other ownership interests in or other securities of CYBX.

              3.8.3 Any alteration in any material term of any outstanding security of CYBX.

              3.8.4 Any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of CYBX which, in the aggregate, has resulted in or might reasonably be expected to result in a Material Adverse Effect.

              3.8.5 Any change in any method of accounting or accounting practice by CYBX, except for any such change required by reason of a concurrent change in generally accepted accounting principles.

              3.8.6 Any labor dispute, other than routine individual grievances, or, to CYBX's knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of CYBX or any lockouts, strikes, slowdowns, work stoppages or, to CYBX's knowledge, threats thereof by or with respect to such employees. For purposes of this Agreement, "knowledge" of a party means, unless otherwise specifically qualified in the Agreement, the actual knowledge of the officers and directors of that party, as such knowledge has been obtained in the normal conduct of the business, and also includes such knowledge as a reasonably prudent officer would have obtained upon the exercise of reasonable diligence under the same or similar circumstances; "known" or "aware" shall have a correlative meaning.

              3.8.7 Any transaction or commitment made by CYBX relating to its assets or business (including the acquisition or disposition of any assets), or any relinquishment of any contract or other right material to CYBX taken as a whole, other than transactions and commitments in the ordinary course of business, those contemplated by this Agreement or those constituting an Acquisition Proposal (as defined in Section 5.7).

              3.8.8 Any (i) incurrence, assumption or guarantee by CYBX of any indebtedness other than in the ordinary course of business in amounts and on terms consistent with past practices, (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of CYBX, or (iii) issuance or sale of options or other rights to acquire from CYBX, directly or indirectly, debt securities of CYBX or any securities convertible into or exchangeable for any such debt securities.

              3.8.9 Any creation or assumption of any Lien by CYBX on any asset of CYBX.

              3.8.10 Any grant of any severance or termination pay to, any entering into of any employment, deferred compensation or other similar agreement with, or any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or any increase in compensation, bonus or other benefits payable to any current or former shareholder, officer, director, salesperson, distributor, agent or employee of CYBX, other than any grants or increases in the ordinary course of business consistent with past practice.

              3.8.11 Any acceleration of vesting provisions of outstanding options and shares granted under CYBX's Stock Option Plans, except pursuant to the terms of such outstanding options and plans.

              3.8.12 Any mortgage, pledge or grant of a Lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible otherwise than in the ordinary course of business.

              3.8.13 Any sale, transfer, lease to others or other disposition of any assets of CYBX, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right.

              3.8.14 Any notice or threat of termination of any material contract (including without limitation, any distributorship agreement), lease or other agreement.

              3.8.15 Any transfer or grant of any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto.

              3.8.16 Any material increase or decrease in the quantity of items of inventory not consistent with its prior practice and prudent business practices prevailing in the industry, or any purchase commitment in excess of the normal, ordinary and usual requirements of CYBX's business, or any change in CYBX's selling, pricing or advertising practices inconsistent with its prior practice.

              3.8.17 Any agreement or any commitment to take any of the types of action described in subparagraphs 3.8.1 through 3.8.17 above.

       3.9 Properties; Liens. Except for those assets addressed in Section 3.15, CYBX has good title to all of its assets material to the business, results of operation, financial condition or prospects of CYBX, subject, in each case, only to (i) statutory liens not delinquent or the validity of which is being contested in good faith by appropriate proceedings; (ii) liens disclosed or reflected in the Financial Statements; (iii) liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings; and (iv) liens and imperfections of title and encumbrances, if any, which, individually or in the aggregate, do not have a Material Adverse Effect.
Section 3.9 of the Disclosure Schedule sets forth a summary description of all real property (including warehouses) leased by CYBX together with any encumbrances on CYBX's interest. Such leases, subleases and other agreements are in full force and effect and CYBX is not in default thereunder and has received no notice of default thereunder. To the knowledge of CYBX, no other party thereto is in default thereunder. CYBX does not own any real property or buildings or structures located on real property. The real estate interests of CYBX are not subject to any Lien or other encumbrance, and CYBX enjoys a right of quiet possession as against any Lien or other encumbrance on the property. To CYBX's knowledge, all buildings and other structures leased by CYBX are (i) in good operating condition and repair, normal wear and tear excepted and (ii) adequate for the uses to which they are being put. CYBX has not received any notice nor has any knowledge of any pending, threatened or contemplated condemnation proceeding affecting the real property leased by CYBX or any part thereof or of any sale or other disposition of such real property or any part thereof in lieu of condemnation.

       3.10 Litigation. There is no action, suit, proceeding or, to the knowledge of CYBX any investigation pending against, or, to the knowledge of CYBX, threatened against or affecting, CYBX or any of its respective properties before any court or arbitrator or any governmental body, agency or official. None of the actions, suits, claims, proceedings or investigations set forth in
Section 3.10 of the Disclosure Schedule (except as specifically stated thereon), individually or together with any other, will have a Material Adverse Effect or will result in any order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal that is not adequately reserved against on the Financial Statements. The matters set forth in Section
3.10 of the Disclosure Schedule include all trademark infringement or other intellectual property claims, and all product liability claims or claims related to products made, sold or purportedly sold by CYBX, against or involving CYBX and any products or product lines CYBX sells. CYBX does not act as a distributor or manufacturer's representative. All such product liability claims currently pending or, to CYBX's knowledge, threatened against CYBX are fully covered by insurance.

       3.11 Taxes. Except as set forth in paragraph (a) of Schedule 3.11, the statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of CYBX or its predecessor through the fiscal year ended June 30, 1991. Through the date hereof, CYBX has never been audited by any tax authority. (a) CYBX has filed all returns for Taxes, as defined below, that it is required to file through the date hereof, and shall, on or before the Effective Time, prepare and file, in a manner consistent with prior years, all returns for Taxes that it is required to file on or before the Effective Time. (b) Each of the federal, state, and local income tax returns heretofore filed by CYBX is true and correct in all material respects. (c) CYBX has timely paid or made provision for all Taxes that have been shown as due and payable on the returns that have been filed. (d) The charges, accruals and reserves for taxes reflected on the books of CYBX are adequate to cover the Tax liabilities accruing or payable by CYBX in respect of periods covered by such books. (e) CYBX is not delinquent in the payment of any Taxes, nor has CYBX requested any extension of time within which to file or send any return, which return has not since been filed or sent. (f) No deficiency for any Taxes has been proposed, asserted or assessed in writing against CYBX and CYBX does not know of any other unassessed Tax deficiency threatened or proposed against CYBX.
(g) CYBX has not been granted any extension of the limitation period applicable to any Tax claims. (h) CYBX is not, nor has CYBX been, a party to any tax sharing agreement with any corporation. (i) Section 3.11 of the Disclosure Schedule sets forth all federal tax elections under the Internal Revenue Code of 1986, as amended (the "Code") that are or will be in effect with respect to any tax year of CYBX, including without limitation the tax year ended June 30, 1994, and ending at the Effective Time. "Tax" means with respect to any person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (ii) any liability of CYBX for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated or combined group, or as a result of any spin off, distribution or other reorganization related to the disposition of any assets or business of CYBX. CYBX has not, for the 5-year period preceding the Effective Time, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. CYBX will deliver to St. Jude at the time of Closing a properly executed FIRPTA exemption certificate which meets the requirements of Section 1.1445-2 of the Treasury Regulations.

       3.12   ERISA.

              3.12.1 Section 3.12 of the Disclosure Schedule sets forth a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is or was subject to any provision of ERISA and with respect to which CYBX or any affiliate (as defined below) has any direct or indirect, fixed or contingent liability as of the Effective Time. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all written amendments thereto, summary plan descriptions thereof and any material written employee communications with respect to them have been furnished to St. Jude, together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and any annual accounting of plan assets prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans". For purposes of this Section, "affiliate" of any person means any other person which, together with CYBX, is treated as a single employer under Section 414 of the Code. The only Employee Plans which, individually or collectively, would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in Section 3.12 of the Disclosure Schedule. Neither CYBX nor any affiliate has terminated or caused to be terminated in whole or in part or merged any Employee Plan during the period since September 30, 1990. CYBX has provided St. Jude with complete age, salary, service and related data as of November 9, 1995, for employees and former employees of CYBX and any affiliate covered as of the Effective Time under the Pension Plans.

              3.12.2 No Employee Plan constitutes a "multi-employer plan," as defined in Section 3(37) of ERISA (a "Multi-employer Plan"); with respect to insurance arrangements, there are no reserves, assets, surpluses or prepaid premiums; and no Employee Plan is subject to Title IV of ERISA. Neither CYBX nor, to the knowledge of CYBX, any disqualified person, as defined in Section 4975 of the Code, has engaged in any "prohibited transaction", as defined in
Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption.

              3.12.3 Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is or was the subject of a favorable Internal Revenue Service determination with respect to such qualification, and CYBX has furnished to St. Jude copies of the most recent such determination letters, and nothing has occurred since the date thereof that would have an adverse effect on such qualification. There are no accrued liabilities under any Employee Plan which have not been fully provided for by contributions to such Employee Plans or which are not provided for on the Financial Statements. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plans, including without limitation those requirements necessary to maintain its qualification and the continuation of coverage requirements of Code
Section 4980B. Other than for claims in the ordinary course for benefits under the Employee Plans, there are no suits, actions, claims or proceedings pending or, to the knowledge of CYBX, threatened which would result in any liability with respect to any such Employee Plan.

              3.12.4 There is no contract, agreement, plan or arrangement covering any employee or former employee of CYBX or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the Code.

              3.12.5 Section 3.12 of the Disclosure Schedule sets forth a list of each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits in effect at the Effective Time which (i) is not an Employee Plan (as defined in Section 3.12.1), (ii) is entered into, maintained or contributed to, as the case may be, by CYBX or any of its subsidiaries and (iii) covers any employee or former employee of CYBX or any of its affiliates (as defined in Section 3.12.1). Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to St. Jude are hereinafter referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. CYBX has no liability with respect to post-retirement medical or death benefits for retired employees other than coverage mandated by law or death benefits under any Pension Plan.

              3.12.6 There has been no amendment to, written interpretation or announcement (whether or not written) by CYBX or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense (whether or not such expense is recognized under generally accepted accounting principles) of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on June 30, 1995.

              3.12.7 With respect to any Employee Plan or Benefit Arrangement, no event has occurred, and there exists no condition or set of circumstances in connection with which CYBX or any such plan, directly or indirectly, could reasonably be expected to be subject to any liability under ERISA, the Code or any other law, regulation or governmental order. With respect to each Employee Plan and Benefit Arrangement: (i) CYBX has made all payments due from it to date or has established a reasonable reserve therefore and all amounts properly accrued to date as liabilities of CYBX which have not been paid have been properly recorded on the books of CYBX (including without limitation the Financial Statements); (ii) no Pension Plan which is subject to ERISA section 302 or Code section 412 has incurred any "accumulated funding deficiency" (as defined in either such section), whether or not waived; and (iii) to the St. Jude's knowledge, there are no unfunded benefit obligations that are not subject to United States law which are not accounted for by reserves shown on the Financial Statements and established under generally accepted accounting principles or otherwise noted on such Financial Statements.

              3.12.8 The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of CYBX or any affiliate to severance pay, supplementary unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee, or
(iii) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975) that is not otherwise covered by a statutory or administrative exemption.

       3.13 Compliance With Laws; Permits. Except for violations which do not and will not have individually or in the aggregate a Material Adverse Effect, CYBX (i) is not in violation of any applicable provision of any law, statute, ordinance or regulation and (ii) would not, to the knowledge of CYBX, be in violation of any provision of any law, statute, ordinance or regulation that has been enacted or adopted but is not yet effective if it were effective at the date hereof. CYBX has not made any illegal payment to any officer or employee of any governmental or regulatory body, or made any payment to any customer for the illegal sharing of fees or to any customer or supplier for illegal rebating of charges, or engaged in any other illegal reciprocal practices, or made any illegal payment or given any other illegal consideration to any purchasing agent or other representative of customers in respect of sales made or to be made by CYBX. CYBX has all licenses, permits, orders and approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are material to or necessary for the conduct of the business of CYBX, except where the failure to hold any such Permit would not result in or be reasonably expected to result in a Material Adverse Effect; such Permits are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the knowledge of CYBX, threatened to revoke or limit any Permit. Section 3.13 of the Disclosure Schedule lists all of CYBX's Permits.

       3.14 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of, CYBX who might be entitled to any fee or commission from CYBX or St. Jude or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

       3.15   Patents, Trademarks, Trade Names, Service Marks and Copyrights.

              3.15.1 Section 3.15 of the Disclosure Schedule lists all trademarks, patents, copyrights, service marks, applications therefor, logos, trade names and CYBX developed computer software and firmware (collectively the "Proprietary Rights") owned by CYBX, specifying as to each, as applicable (i) the nature of such Proprietary Right; (ii) the owner of such Proprietary Right;
(iii) the jurisdiction by or in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application number; and (iv) licenses, sublicenses or other agreements as to which CYBX is a party pursuant to which any person is authorized to use such Proprietary Right, including the identity of all parties thereto. CYBX has previously furnished or made available to St. Jude, copies of all such licenses, sublicenses or other agreements.
Section 3.15 of the Disclosure Schedule sets forth all material licenses held by CYBX other than off-the-shelf software licenses. Subject to the rights of third parties under contracts listed on Section 3.17 of the Disclosure Schedule, or
Section 3.15 of the Disclosure Schedule, all trade secrets (if any) of CYBX ("Proprietary Information") have been developed independently by CYBX, or on behalf of CYBX by independent contractors, under circumstances and arrangements which vest in CYBX the exclusive and unencumbered rights to such proprietary information (subject only to such rights as a third party may have due to its independent development of such information or obtaining such information in a manner which does not constitute or involve an act of misappropriation). To the knowledge of CYBX, the research, development and manufacture of products of CYBX do not constitute or involve the misappropriation of trade secrets of any third party. CYBX's rights, title and interest in and to the Proprietary Rights and Proprietary Information are free and clear of all encumbrance, Liens and rights of third parties. To CYBX's knowledge, there are no other parties infringing the Proprietary Rights. CYBX has not granted, conveyed, licensed or assigned any rights in the Proprietary Rights or Proprietary Information to any third party.

              3.15.2 All trademarks, copyrights and U.S. patents included in the Proprietary Rights are believed to be valid and enforceable, to CYBX's knowledge. CYBX is not aware of any material fact which would result in any of the Proprietary Rights being declared invalid or unenforceable.

              3.15.3 None of the features, components, configurations, uses or operations (whether developed or under development) of CYBX's products or processes are, to the knowledge of CYBX, believed to infringe, nor has any claim been made that they may infringe, the intellectual property rights of any other party. CYBX has not been sued or charged in writing with, or been a defendant in any claim, suit, action or proceeding relating to CYBX's assets or business which has not been finally determined prior to the date hereof and which involves a claim of infringement of any patents, trademarks, service marks or copyrights, or claim of unfair competition.

              3.15.4 None of the Proprietary Rights or Proprietary Information are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by CYBX or restricting the licensing thereof by CYBX to any person.

              3.15.5 CYBX has not entered into any agreement to indemnify any person against any charge of infringement of any patent, trademark, service mark or copyright.

              3.15.6 CYBX has established reasonable safeguards to maintain the secrecy of all the Proprietary Information. To the knowledge of CYBX, CYBX has executed agreements respecting the non-disclosure of Proprietary Information, and the assignment of inventions with each of its employees, excluding clerical, janitorial and similar employees. To the knowledge of CYBX, the information which CYBX believes is Proprietary Information has not been disclosed by CYBX or any of its employees or affiliates to any person, entity or governmental agencies other than to employees, representatives or agencies of CYBX and certain governmental agencies except pursuant to confidentiality agreements, protective orders or non-disclosure rules or policies adopted by governmental agencies (as appropriate).

       3.16   Environmental Matters; OSHA.

              3.16.1 The following terms used in this section are defined as follows:

              (a) "Environmental Laws" is defined as any and all federal, state and local laws, regulations, ordinances, codes, orders or decrees of any government agency, entity, organization or authority, or of any jurisdiction where CYBX is located or conducts business pertaining to the pollution of or protection of the environment, including but not limited to those related to the air, water, noise, odor, pesticide, land, soil, hazardous or toxic substances and wastes and specifically including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as amended by Superfund Amendments and Re-authorization Act of 1986 ("SARA"), 42 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act as amended ("RCRA"), 42 U.S.C. ss.6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. ss.2601 et seq, and the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001 et seq.

              (b) "Regulated Substances" is defined as toxic, radioactive or hazardous substances or wastes, pollutants or contaminants, including but not limited to asbestos, urea formaldehyde; the group of organic compounds known as polychlorinated biphenyls; petroleum products including gasoline, fuel oil, crude oil and the various constituents of such products; and any substance or material the generation, storage, handling, release or disposal of which is regulated by any Environmental Law.

              (c) "Property" is defined as all real estate and property now owned, leased or used by CYBX and any real estate and property that has been previously owned, leased or used by CYBX.

              3.16.2 CYBX is and at all times has been in material compliance with any and all applicable Environmental Laws.

              3.16.3 CYBX has all governmental licenses, permits and other authorizations required by any and all Environmental Laws necessary to conduct and operate the business of CYBX as currently conducted or operated, except where the failure to hold such licenses, permits or authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

              3.16.4 The Property is not presently utilized by CYBX, and has not in the past been utilized by CYBX, for the generation, storage, handling, transportation or disposal of any Regulated Substance and, to CYBX's knowledge, the Property has not been used by prior owners, lessees or operators or others for the generation, storage, handling, transportation or disposal of any Regulated Substance.

              3.16.5 CYBX has not caused any release or threatened release of any Regulated Substance on the Property and, to CYBX's knowledge, the Property has not been subject to any release or threatened release of any Regulated Substance and it does not otherwise contain any condition which may result in a claim, right of action or recovery by any person or entity under any Environmental Laws.

              3.16.6 CYBX has not transported for disposal or treatment, arranged for transportation for disposal or treatment or disposed of any Regulated Substances at any site where, to CYBX's knowledge, there has been a release or threatened release of Regulated Substances or in a manner which could, to CYBX's knowledge, create liability to any party under any Environmental Law. CYBX has not received nor does it have knowledge of any notice, request for response action, administrative or other order, judgment, complaint, claim, investigation, request for information or any other request for relief whatsoever relating to any site where a Regulated Substance, came to be disposed of, placed or located, which was generated, transported for disposal or treatment or arranged for transportation by CYBX.

              3.16.7 CYBX has not installed and, to CYBX's knowledge, there are, and have been, no above-ground or underground storage tanks located on the Property.

              3.16.8 CYBX is not operating its business in material violation of the Occupational Safety and Health Act of 1970, or the regulations promulgated thereunder or any similar laws or regulations of any other country. CYBX is not, nor will it become, liable for any retroactive workers' compensation insurance premiums relating to the period of time prior to the date of this Agreement in excess of the reserves shown on its Financial Statements.

       3.17   Contracts.

              3.17.1 Section 3.17.1 of the Disclosure Schedule sets forth all of the following contracts and other agreements to which CYBX is a party or by which CYBX or its assets or properties are bound or subject: (i) customer contracts and agreements for the sale by CYBX of materials or products which by their terms exceed one year or under which the executory portion involves dollar amounts in excess of $25,000; (ii) supply contracts, distributorship agreements and manufacturer's representative agreements which are material to CYBX and its subsidiary taken as a whole; (iii) research and development agreements; (iv) employment, consulting, independent contractor, severance and indemnification agreements, arrangements or understandings, and any other agreements, arrangements or understandings, between CYBX and any current or former stockholder, officer, director, employee, consultant, agent or other representative; (v) contracts and other agreements with any labor union or association representing any employee of CYBX; (vi) joint venture agreements;
(vii) contracts or other agreements under which CYBX agrees to indemnify any party or to share tax liability of any party; (viii) contracts and other agreements relating to the borrowing of money; (ix) any equipment leases requiring payment by CYBX of at least $25,000 within a given year which are not cancelable without penalty upon 90 days notice; or (x) any other material contract not required to be disclosed by any other section of this Agreement, whether or not made in the ordinary course of business. There have been delivered or made available to St. Jude true and complete copies of all such contracts and other agreements set forth in Section 3.17 of the Disclosure Schedule. All of such contracts and other agreements are in full force and effect and CYBX is not in default under any of them, nor, to the knowledge of CYBX, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for any such defaults that would not, individually or in the aggregate, have a Material Adverse Effect. Other than products provided in connection with clinical trials, CYBX is not a party to any material contract to sell products or to provide services to third parties which is to be performed at a price which is less than CYBX's full cost. The relationships of CYBX with its suppliers, distributors, customers, licensors, licensees and researchers are good commercial working relationships. No customer or supplier has canceled or otherwise terminated its relationship with CYBX during the last twelve months, except for such cancellations or terminations which would not, individually or in the aggregate, have a Material Adverse Effect.

              3.17.2 Section 3.17.2 of the Disclosure Schedule identifies those contracts and agreements to which CYBX (or its subsidiary) is a party which (i) require the consent of the other party in order that such contracts or agreements continue in full force and effect following the consummation of the transactions contemplated by this Agreement and (ii) the termination or discontinuation of which would have a Material Adverse Effect.

       3.18 Material Obligations. CYBX does not have any material liabilities or obligations, absolute or contingent (individually or in the aggregate) except
(i) the liabilities and obligations set forth in the Financial Statements; (ii) liabilities and obligations which have been incurred subsequent to June 30, 1995, in the ordinary course of business which are usual and normal in amount, both individually and in the aggregate; and (iii) liabilities and obligations under a lease for its principal offices and leases for equipment, and liabilities and obligations under sales, procurement and other contracts and arrangements entered into in the ordinary course of business.

       3.19   CYBX Products; Regulation.

              3.19.1 There are no statements, citations, warning letters, FDA Forms 483, or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by CYBX ("CYBX Product") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to any CYBX Product. To the knowledge of CYBX, there is (i) no fact relating to any CYBX Product that may give rise to a recall of any CYBX Product or a duty to warn of a defect in any CYBX Product; and (ii) no latent or overt design, manufacturing or other defect in any CYBX Product.

              3.19.2 All CYBX Products used, marketed or distributed by CYBX in clinical investigations are subject to all applicable licenses, registrations, approvals, clearances, and authorizations required by local, state, and federal agencies, foreign or domestic, regulating the safety, effectiveness, and market clearance of medical devices, which licenses, registrations, approval, clearances and authorizations are held by CYBX and were obtained by CYBX on or before the date when same were required. Those licenses, registrations, approvals, clearances, and authorizations will not be affected or impaired by the Merger. Section 3.19.2 to the Disclosure Schedule lists all such licenses, registrations, approvals, clearances and authorizations obtained or held by CYBX in its own name.

              3.19.3 CYBX is in possession of all supportive materials and data substantiating representations made to the FDA in its material filings therewith, including any and all testing data in the possession or under the control of CYBX, whether or not submitted to the FDA. CYBX further represents and warrants that CYBX Products perform in compliance with the representations and performance specifications as contained in said filings.

              3.19.4 There is no proceeding by the FDA or any other governmental agency, including but not limited to a grand jury investigation, a 405 hearing, a civil penalty proceeding pending, or to CYBX's knowledge threatened, against CYBX, and no such proceedings have been brought at any time in the past relating to the safety or efficacy of CYBX's products and, to CYBX's knowledge, there is no basis for such a proceeding.

       3.20 Inventory. The inventory (including, without limitation, finished goods, parts and supplies) of CYBX (including that reflected on the latest Financial Statements and that acquired after the date of the latest Financial Statements) is or was, prior to the sale thereof, (i) in good and merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which intended, (ii) is not obsolete, damaged or defective, and (iii) has been reflected on the Financial Statements and carried on the books of account of CYBX in accordance with generally accepted accounting principles consistently applied.

       3.21 Accounts and Notes Receivable. All accounts and notes receivable reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to June 30, 1995, (i) have arisen in the ordinary course of business of CYBX; (ii) represent valid obligations due to CYBX; and (iii) subject only to a reserve for bad debts computed in a manner consistent with past practice, have been collected or are collectible in the ordinary course of business of CYBX in the aggregate recorded amounts thereof in accordance with their terms. All items that are required by generally accepted accounting principles to be reflected as accounts and notes receivable on the Financial Statements and on the books of account of CYBX are so reflected.

       3.22 Employee Relations. CYBX has heretofore provided St. Jude with a complete list of all employees of CYBX stating position, salary and dates of service. None of CYBX's employees are union members. No union organizing efforts have been conducted within the last five years or to the knowledge of CYBX are now being conducted with respect to the employees of CYBX. CYBX is not aware of any pending or threatened union activity, strike, work stoppage or other labor trouble with respect to the employees of any of the suppliers or customers of CYBX. CYBX is in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights and payroll taxes, including without limitation, the Immigration and Reform Control Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Federal Age Discrimination in Employment Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act and any state human rights act. CYBX is not in receipt of a complaint, demand letter or charge issued by a federal, state or local agency which alleges a violation by CYBX of any federal, state or local law or regulation respecting employment and employment practices, terms and conditions of employment or wages and hours. CYBX has no knowledge of any pending or threatened claims by employees or former employees for any contract claims, intentional infliction of emotional distress, defamation or any other tort, or any claims arising from any federal, state or local law or ordinance.

       3.23 Insurance. Section 3.23 of the Disclosure Schedule sets forth a list and brief description of all policies or binders of fire, liability, product liability, worker's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of CYBX. Such policies and binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner indicated. CYBX is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. CYBX has received no notice of cancellation or non-renewal of any such policy or binder. CYBX has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. The consummation of the Merger will not constitute a default under any of such policy or binder or grounds for the termination thereof.

       3.24 Potential Conflicts of Interest. No officer or director of CYBX, no entity controlled by any such officer or director and no relative or spouse (or relative of such spouse) of any such officer or director:

              3.24.1 owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of CYBX;

              3.24.2 owns, directly or indirectly, in whole or in part, any tangible or intangible property that CYBX uses or the use of which is necessary or desirable for the conduct of business of CYBX;

              3.24.3 has any cause of action or other claim whatsoever against, or owes any amount to, CYBX, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, stock options, and similar matters and agreements existing on the date hereof; or

              3.24.4 has made any payment of or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any officer or director of CYBX, or a relative of any of the foregoing, is a CYBX or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies).

       3.25 Bank Accounts. Section 3.25 of the Disclosure Schedule sets forth a complete list of all the bank accounts or safe deposit boxes of CYBX, together with the names of the persons authorized to draw thereon or to have access thereto.

       3.26 Acquisition Proposal. During the period from September 30, 1993 through the date of this Agreement, neither CYBX nor any agent of CYBX has received any written proposal or offer which, if received after the execution of this Agreement would be required to be disclosed to St. Jude pursuant to Section
5.7 hereof.

       3.27 Full Disclosure. To the knowledge of CYBX, all documents, contracts, instruments, certificates, notices, consents, affidavits, letters, telegrams, telexes, statements, schedules (including Schedules to this Agreement), exhibits (including Exhibits to this Agreement) and any other papers whatsoever (collectively, "Documents") delivered by or on behalf of CYBX in connection with this Agreement and the transactions contemplated thereby are true, complete and authentic. The representations and warranties of CYBX contained in this Agreement, as modified by the Disclosure Schedule, contain no untrue statements of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading.


                                    ARTICLE 4

        REPRESENTATIONS AND WARRANTIES OF ST. JUDE AND MERGER SUBSIDIARY

       St. Jude and Merger Subsidiary each represents, warrants and covenants to CYBX that:

       4.1 Corporate Existence and Power. Each of St. Jude and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Each of St. Jude and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have an effect on the condition, financial or otherwise, business, assets, liability, capitalization, financial position, operations or results of operations of St. Jude and its subsidiaries taken as a whole.

       4.2 Corporate Authorization. Each of St. Jude and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by St. Jude's Board of Directors and Merger Subsidiary's Board of Directors and no other corporate proceedings on the part of either St. Jude or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated.

       4.3    Governmental Authorization; Consents.

              4.3.1 The execution, delivery and performance by St. Jude and Merger Subsidiary of this Agreement and the consummation of the Merger by St. Jude and Merger Subsidiary require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Articles of Merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the HSR Act; and (iii) any action or filing, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect.

              4.3.2 No consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which St. Jude or Merger Subsidiary is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by St. Jude or Merger Subsidiary or the consummation of the transactions contemplated hereby.

       4.4 Non-Contravention. The execution, delivery and performance by St. Jude and Merger Subsidiary of this Agreement and the consummation by St. Jude of the transactions contemplated hereby do not and will not (i) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of St. Jude and Merger Subsidiary or to a loss of any benefit to which St. Jude and Merger Subsidiary is entitled under (A) any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 4.2.1); (B) the Articles of Incorporation or Bylaws of St. Jude or the Certificate of Incorporation or Bylaws of Merger Subsidiary; (C) any agreement, contract, plan, lease, arrangement or commitment; or (D) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon St. Jude or Merger Subsidiary, or (ii) result in the creation or imposition of any Lien on any asset of St. Jude or Merger Subsidiary.

       4.5 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of St. Jude and Merger Subsidiary enforceable against St. Jude and Merger Subsidiary in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

       4.6 Financial Statements and SEC Filings. St. Jude has delivered to CYBX true and complete copies of (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1993 and 1994; (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 1995; (iii) its proxy or information statements relating to all meetings of, or actions taken without a meeting by, the shareholders of St. Jude held since December 31, 1994; and (iv) all of its other 8-K reports filed with the SEC since December 31, 1994. The reports and statements so delivered are referred to collectively in this Agreement as the "St. Jude SEC Filings." As of their respective dates, the St. Jude SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of St. Jude included or incorporated by reference in the St. Jude SEC Filings (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and (iii) fairly present the financial position of St. Jude as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

       4.7 Full Disclosure. To the knowledge of St. Jude, all documents, contracts, instruments, certificates, notices, consents, affidavits, letters, telegrams, telexes, statements, schedules (including Schedules to this Agreement), exhibits (including Exhibits to this Agreement) and any other papers whatsoever (collectively, "Documents") delivered by or on behalf of St. Jude in connection with this Agreement and the transactions contemplated thereby are true, complete and authentic. The representations and warranties of St. Jude contained in this Agreement contain no untrue statements of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

                                    ARTICLE 5

                                COVENANTS OF CYBX

       CYBX agrees that:

       5.1 Conduct of CYBX. Except as set forth in Section 5 of the Disclosure Schedule, from the date hereof until the Effective Time, CYBX shall conduct its business in the ordinary course consistent with past practice and will use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time without the prior written consent of the St.
Jude:

              5.1.1 CYBX will not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of CYBX.

              5.1.2 CYBX will not amend or alter any term of any outstanding CYBX securities.

              5.1.3 CYBX will not, without the consent of St. Jude, (i) incur, assume or guarantee any debt other than in the ordinary course of business consistent with historic practices; (ii) issue or sell any securities convertible into or exchangeable for debt securities of CYBX; or (iii) issue or sell any options or other rights to acquire from CYBX, directly or indirectly, any debt securities of CYBX or any securities convertible into or exchangeable for any such debt securities.

              5.1.4 CYBX will not create, assume or incur any Lien on any material asset of CYBX.

              5.1.5 CYBX will not relinquish any material contract or other material right of CYBX, make any payment (direct or indirect) of any liability of CYBX before the same becomes due in accordance with its terms or make any change in its operations that is in any such case material to CYBX taken as a whole.

              5.1.6 CYBX will not adopt any change in any method of accounting or accounting practice used by CYBX other than by reason of a concurrent change in generally accepted accounting principles and upon the recommendation of CYBX's independent public accountants.

              5.1.7 CYBX will not, without the prior written consent of St. Jude
(i) grant or make any severance or termination payments to any officer, director or employee of CYBX, except pursuant to written agreements in effect on the date hereof and set forth in the Disclosure Schedule; (ii) enter into any employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of CYBX;
(iii) increase benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) pay or provide for any increase in compensation, bonus, or other benefits payable to officers, directors or employees of CYBX except for normal increases to non-managerial employees consistent with past practice or to the extent required under existing employment and labor agreements.

              5.1.8 CYBX will not amend its Certificate of Incorporation or Bylaws.

              5.1.9 CYBX will not merge or consolidate with any person, acquire any stock or other ownership interest in any person or the assets of any business as an entity or liquidate, dissolve or otherwise reorganize or seek protection from creditors.

              5.1.10 Except for those transactions which constitute an Acquisition Proposal, CYBX will not take any action, the taking of which, or omit to take any action, the omission of which, would reasonably be expected to cause any of the representations and warranties in Section 3 to be inaccurate in any respect at or as of any time prior to the Effective Time.

              5.1.11 Except for the sale of inventory and the disposition of obsolete or defective equipment, CYBX will not without the prior written consent of St. Jude sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any assets or properties, real, personal or mixed.

              5.1.12 CYBX will not (a) enter into any other agreements, commitments or contracts (including without limitation joint venture agreements or material license agreements) which, individually or in the aggregate, are material to CYBX, except agreements, commitments or contracts for the purchase, sale or lease of goods or services, consistent with past practice or contemplated by the disclosures set forth in Section 5 of the Disclosure Schedule; or (b) otherwise make any material change in any existing material agreement, commitment or arrangement.

              5.1.13 Except with the prior written consent of St. Jude, CYBX will not make any investment of a capital nature with a maturity in excess of 90 days either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

              5.1.14 Except with the prior written consent of St. Jude, CYBX will not purchase any capital items which singly have an installed purchase price greater than $5,000, or in the aggregate have a purchase price in excess of $50,000.

              5.1.15 Except with respect to the issuance of shares pursuant to the exercise of stock options outstanding on the date hereof granted under the Stock Option Plans, CYBX will not redeem, repurchase or otherwise acquire any CYBX securities.

              5.1.16 CYBX will not agree or commit to do any of the matters set forth in Sections 5.1.1 through 5.1.15.

       5.2    CYBX's Shareholders' Meeting; Proxy Material.

              5.2.1 CYBX agrees that it shall prepare and file with the SEC under the 1934 Act, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders of CYBX, a proxy statement (the "Proxy Statement"). The Proxy Statement shall be in form and substance reasonably satisfactory to CYBX and St. Jude and shall contain the recommendation of the Board of Directors of CYBX in favor of the Merger. CYBX shall promptly take all action necessary in accordance with Delaware Law (including notice of dissenters' rights) and its Certificate of Incorporation and Bylaws to convene, a meeting of its shareholders (the "CYBX Shareholders Meeting"). The shareholder vote or consent required for approval of the Merger shall be no greater than that set forth in the Delaware Law. CYBX shall use its commercially reasonable efforts to solicit from shareholders of CYBX proxies in favor of the Merger.

              5.2.2 CYBX represents and warrants to St. Jude that the Proxy Statement, insofar as it contains or incorporates by reference information pertaining to CYBX, will comply in all material respects with the requirements of the 1934 Act, and the applicable rules and regulations adopted under said Act, and tha t such information will contain no untrue statements of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. CYBX will promptly advise St. Jude in writing if at any time prior to the Effective Time of the Merger it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

              5.2.3 After the Proxy Statement has cleared SEC review (or a determination of "No Review" has been communicated by the SEC), CYBX shall, subject to approval by St. Jude and its counsel, cause the Proxy Statement to be mailed to its shareholders at such time as St. Jude shall reasonably request and in accordance with applicable federal and state law. CYBX will not, without giving prior notice to, and without the prior approval (which shall not be unreasonably withheld) of, St. Jude, use any proxy material other than the Proxy Statement and any other proxy material filed with the SEC prior to or concurrently with the filing of the Proxy Statement.

       5.3 Access to Information. CYBX will give St. Jude, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of CYBX, will promptly furnish to St. Jude, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct CYBX's employees, counsel and financial advisors to fully cooperate with the other party in its investigation of the business of CYBX; provided that no investigation pursuant to this section shall affect any representation or warranty given by CYBX to St. Jude hereunder. The information obtained hereunder will be subject to the confidentiality agreements set forth in Section 9.6 below.

       5.4 Notices of Certain Events. CYBX shall promptly notify St. Jude of:

              5.4.1 any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

              5.4.2 any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

              5.4.3 any actions, suits, claims, investigations or proceedings commenced or, to the best of CYBX's knowledge, threatened against, relating to or involving or otherwise affecting CYBX which relate to the consummation of the transactions contemplated by this Agreement or which, if pending on the date of this Agreement, would have been required to have been disclosed in Section 3.10 of the Disclosure Schedule; and

              5.4.4 any other event or change of fact or circumstance causing any representation contained in Section 3 of this Agreement to be, as of the date of such event or change, incorrect or misleading.

       5.5 Consents, Approvals and Filings. CYBX will use its commercially reasonable efforts to obtain as promptly as possible (i) all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for CYBX to perform its obligations hereunder; and (ii) all consents or approvals of third parties required in connection with the contracts identified in Section 3.17.2 of the Disclosure Schedule.

       5.6 Commercially Reasonable Efforts. Subject to the fiduciary duties of its Board of Directors, CYBX shall use its commercially reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by it; (ii) to cause to be performed all of the matters required of it at or prior to the Effective Time; and (iii) to achieve full compliance with applicable law. CYBX shall use its commercially reasonable efforts to make all of its warranties and representations contained in this Agreement true and correct in all material respects as at the Effective Time, with the same effect as if the same had been made and this Agreement had been dated as at the Effective Time.

       5.7 Exclusivity. In order to induce St. Jude to enter into this Agreement, CYBX agrees, on its own behalf and on behalf of its officers, directors, employees and agents, subject to the fiduciary duties of the Board of Directors of CYBX, that it will not, for so long as this Agreement remains in effect, directly or indirectly, (a) take any further action to solicit, initiate or encourage any offer or indication of interest from any person with respect to any Acquisition Proposal (as hereinafter defined), including without limitation, any such further action through any investment banker, broker, finder or other intermediary previously engaged or which may be engaged for the purpose of soliciting, initiating or encouraging such offer or indication of interest; or
(b) engage in negotiations with, or disclose any non-public information relating to the businesses, assets or operations which are the subject of this Agreement or afford access to the properties, books or records of CYBX to, any person that has made, or that CYBX has good reason to believe may be considering making, an Acquisition Proposal. CYBX will promptly notify St. Jude after receipt of any Acquisition Proposal or indication that any person is considering making an Acquisition Proposal or any request for non-public information relating to the businesses, assets or operations or for access to the properties, books or records of CYBX by any person that has made, or that CYBX has good reason to believe may be considering making an Acquisition Proposal, and will keep St. Jude informed of any such offer, indication or request. CYBX will not enter into any agreement relating to any such Acquisition Proposal for a period of seven
(7) days following receipt by St. Jude of such notification by CYBX. "Acquisition Proposal" means any proposal to (i) effect a merger or consolidation or similar transaction involving CYBX or any of its subsidiaries,
(ii) purchase, lease, or otherwise acquire ten percent (10%) or more of the assets of CYBX or any of its subsidiaries, (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing ten percent (10%) or more of the voting power of CYBX or any of its subsidiaries, or (iv) the assignment, transfer, licensing or other disposition of, in whole or in part, the patents, patent rights, trade secrets or other technology of CYBX or any of its subsidiaries, other than in the ordinary course of business.

       5.8 Return of Confidential Information. Prior to the Effective Time, CYBX shall exercise its right under all confidentiality or other non-disclosure agreements entered into with parties approached by CYBX or its agents since September 30, 1994 to retrieve any and all information provided by or on behalf of CYBX to such parties.

       5.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of CYBX or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CYBX or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of CYBX acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                    ARTICLE 6

                              COVENANTS OF ST. JUDE

       6.1 Commercially Reasonable Efforts. Subject to the fiduciary duties of its Board of Directors, St. Jude shall use its commercially reasonable efforts
(a) to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by it, (b) to cause to be performed all of the matters required of it at or prior to the Effective Time and (c) to achieve full compliance with applicable law. St. Jude shall use its commercially reasonable efforts to make all of its warranties and representations contained in this Agreement true and correct in all material respects as at the Effective Time, with the same effect as if the same had been made and this Agreement had been dated as at the Effective Time. The obligations of St. Jude pursuant to this
Section 6.1 shall in no way limit St. Jude's right to terminate this Agreement pursuant to Section 8.2 hereof.

       6.2 Consents, Approvals and Filings. St. Jude will use its commercially reasonable efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for St. Jude to perform its obligations hereunder. The obligations of St. Jude pursuant to this Section 6.2 shall in no way limit St. Jude's right to terminate this Agreement pursuant to Section 8.2 hereof.

       6.3 Advice of Changes. St. Jude will promptly advise CYBX orally and in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of St. Jude contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue, inaccurate or incomplete in any material respect; and (ii) any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), operating profits, business or prospects of St. Jude.

       6.4 Director and Officer Liability. For six years after the Effective Time, St. Jude will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of CYBX in respect of acts or omissions occurring prior to the Effective Time to the extent provided under CYBX's Certificate of Incorporation, Bylaws and indemnification agreements in effect on the date hereof; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. For six years after the Effective Time, St. Jude will cause the Surviving Corporation at the Surviving Corporation's expense to provide officers and directors liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by each respective CYBX's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. If the annual premiums of such insurance would exceed the premiums in effect as of the date of the Agreement, St. Jude shall use its commercially reasonable efforts to procure such level of insurance having the same coverage as in effect as of the date of the Agreement for an annual premium equal to such current premium amount.

       6.5    Employee Benefit Matters.

              6.5.1 From and after the Closing Date, St. Jude shall or shall cause the Surviving Corporation or another subsidiary of St. Jude to provide employees of CYBX and its subsidiary ("Affected Employees") with comparable compensation and benefits as those provided to employees with similar status and tenure of St. Jude and its subsidiaries.

              6.5.2 St. Jude or its subsidiaries shall give each Affected Employee full credit for all service with CYBX and its affiliates for all purposes (other than for benefit accumulation under a defined benefit pension plan) under all employee benefit plans and arrangements (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained for such employees' benefit on and after the Closing Date.

              6.5.3 For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable employee welfare benefit plan of CYBX or its subsidiary for the current plan year shall be credited or recognized under the comparable plan maintained after the Closing by St. Jude or its subsidiaries on behalf of Affected Employees. Medical plan coverage shall not be denied to any Affected Employee with respect to a particular claim under any plan maintained by St. Jude or its subsidiaries on the basis of the existence of a pre-existing condition.

              6.5.4 Notwithstanding anything to the contrary set forth in this
Section 6.5, St. Jude shall have no obligation to employ an employee of CYBX or to continue the employment of any employee of CYBX offered employment or employed by St. Jude or its subsidiaries.


                                    ARTICLE 7

                            CONDITIONS TO THE MERGER

       7.1 Conditions to the Obligations of CYBX. The obligation of CYBX to consummate the Merger is subject to the satisfaction of the following further conditions, unless waived by CYBX in its discretion:

              7.1.1 St. Jude and Merger Subsidiary shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time.

              7.1.2 The representations and warranties of St. Jude and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by St. Jude and Merger Subsidiary pursuant hereto shall be true in all respects at and as of the Effective Time as if made at and as of such time.

              7.1.3 Receipt by CYBX of a certificate signed by an officer of St. Jude and Merger Subsidiary to the effect set forth in Sections 7.1.1 and 7.1.2.

              7.1.4 Receipt by CYBX of all documents it may reasonably request relating to the existence of St. Jude and Merger Subsidiary and their corporate authority for this Agreement, all in form and substance satisfactory to CYBX.

              7.1.5 No court of competent jurisdiction or an administrative, governmental or regulatory authority has issued a final non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

              7.1.6 Approval of the Merger by the shareholders of CYBX and all approvals of applications to public authorities, Federal, state or local, the granting of which is necessary for the consummation of the Merger, shall have been obtained.

              7.1.7 CYBX shall have received a written opinion of CYBX's financial advisor, addressed to CYBX for inclusion in the Proxy Statement, that the Merger is fair, from a financial point of view, to the shareholders of CYBX.



                                    ARTICLE 8

                                   TERMINATION

       This Agreement may be terminated and the Merger contemplated by this Agreement may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement and approval of the Merger by the shareholders of CYBX) under the following circumstances and in the following manner:

       8.1 Termination by Mutual Consent. By mutual written consent duly authorized by the Board of Directors of St. Jude and by the Board of Directors of CYBX.

       8.2 Termination by St. Jude. St. Jude may terminate this Agreement at any time, with or without cause.

       8.3 Termination by CYBX. CYBX may terminate this Agreement in the following circumstances:

              8.3.1 If the closing of the sale by CYBX to St. Jude of shares of CYBX Common Stock pursuant to that certain Common Stock Purchase Agreement between CYBX and St. Jude dated of even date herewith has not occurred by the time specified in Section 6.1 thereof; provided, however, that CYBX may not terminate this Agreement where such failure is the result of acts of CYBX which constitute a breach of CYBX's obligations or covenants set forth in this Agreement or in the Common Stock Purchase Agreement.

              8.3.2 If the Merger has not been consummated by October 18, 1996.

              8.3.3 If a court of competent jurisdiction or an administrative, governmental or regulatory authority has issued a final non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

              8.3.4 If, at CYBX's Shareholders Meeting, as defined in Section
5.2 (including any adjournment or postponement thereof), the requisite vote of the shareholders of CYBX is not obtained.

              8.3.5 If prior to CYBX's Shareholders Meeting, as defined in
Section 5.2 (including any adjournment or postponement thereof), (i) the Board of Directors of CYBX has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal as defined in Section 5.7; or (ii) an Acquisition Proposal has been made and the Board of Directors of CYBX has withdrawn or modified in a manner adverse to St. Jude its recommendation of the Merger.

              8.3.6 If (i) CYBX is not in material breach of its obligations under this Agreement; and (ii) there has been (A) a material breach by St. Jude of any of its representations and warranties under this Agreement such that the conditions in Section 7.1.2 will not be satisfied, or (B) a material failure by St. Jude to perform any of its obligations under this Agreement such that the conditions in Section 7.1.1 will not be satisfied, and, in both case (A) and
(B), the breach or failure cannot, in the reasonable judgment of CYBX, be cured by October 18, 1996 following receipt by St. Jude of notice of the breach or such breach or failure is not in fact cured by such date.

              8.3.7 If St. Jude materially breaches any of St. Jude's obligations under Sections 6.1 or 6.2 and such breach is not cured by St. Jude within 30 calendar days following receipt by St. Jude of notice of the breach.

       8.4    Effects of Termination.

              8.4.1 In the event of the termination of this Agreement pursuant to Sections 8.1, 8.2 or 8.3, the following shall occur:

                     (a) the obligation of the parties to consummate the Merger and the other actions and transactions contemplated hereby will expire;

                     (b) the provisions of this Section 8.4 shall survive and the provisions of Section 9.6 of this Agreement (and of the confidentiality agreements referred to therein) shall survive for a period of seven years;

                     (c) each party will bear its own expenses incurred in connection with this Agreement, and the St. Jude and CYBX will share equally the Transaction Costs (as defined below), and will promptly upon request reimburse the party which paid any such expenses; provided, however, that if CYBX pays a Termination Fee pursuant to Section 8.4.2 each party will bear such Transaction Costs as it may have incurred and payment pursuant to this Section 8.4.1(c) will not apply; and

                     (d) except as provided in Sections 8.4.2 and 8.4.3 or in the event of a wilful breach hereof by CYBX, no party will have any liability to any other party as a result of the termination of this Agreement.

              8.4.2 In addition to the provisions of Section 8.2.1, in recognition of the efforts and expenses expended and incurred by St. Jude with respect to CYBX, the opportunity CYBX presents to the St. Jude, and the potential intangible damage to the St. Jude if (i) this Agreement is terminated pursuant to Section 8.3.5 or (ii) (A) any third party makes an Acquisition Proposal or acquires 50% or more of the outstanding CYBX Common Stock prior to the CYBX Shareholders Meeting, (B) the requisite vote of the shareholders of CYBX is not obtained, (C) this Agreement is terminated, and (D) within six months after the execution of this Agreement, (x) CYBX enters into an agreement relating to an Acquisition Proposal or (y) an Acquisition Proposal is consummated, then, in either such event, CYBX will pay to St. Jude, within five business days after demand by St. Jude, which may be made upon the earlier of the events specified in clauses (i) or subclauses (x) and (y) of clause (ii) by wire transfer of immediately available funds to an account designated by St. Jude for such purpose, a termination fee (the "Termination Fee") equal to $3,500,000. For purposes of this Section 8.4.2, the term Acquisition Proposal shall not include any sale by CYBX of debt or equity securities (whether pursuant to a private placement or public offering) effected for the sole purpose of raising equity capital. A transaction will be deemed to have been effected for the sole purpose of raising equity capital if the shareholders of CYBX immediately prior to such transaction continue to own a majority of the outstanding voting securities of CYBX immediately after such transaction unless the transaction, by its express terms, results in, or is one step in a process the completion of which would result in, (i) the acquisition by the acquiring party of a majority of CYBX's outstanding voting stock, (ii) a merger or consolidation or similar transaction involving CYBX or any of its subsidiaries,
(iii) a sale, lease, or other disposition by CYBX of 10% or more of the assets of CYBX or any of its subsidiaries, or (iv) the assignment, transfer, licensing or other disposition of, in whole or in part, the patents, patent rights, trade secrets or other technology of CYBX or any of its subsidiaries, other than in the ordinary course of business.

              8.4.3 In the event that CYBX fails to make timely payment of the Termination Fee to the St. Jude when due pursuant to Section 8.4.2 CYBX will reimburse the other party for its legal and other expenses (including interest on the Termination Fee from the date of demand at the rate of 10% per annum) incurred in connection with the efforts to obtain said payment.


                                    ARTICLE 9

                                  MISCELLANEOUS

       9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given,

       if to St. Jude or Merger Subsidiary, to:

                  St. Jude Medical, Inc.
                  One Lillehei Plaza
                  St. Paul, MN 55117
                  Attn:    President and Chief
                           Executive Officer

       with a copy addressed as above, to the attention of the Vice President and General Counsel.

       with a copy  to:

                  Lindquist & Vennum
                  4200 IDS Center
                  80 South 8th Street
                  Minneapolis, MN  55402
                  Attn: Thomas H. Garrett
                  612-371-3274(o)
                  612-688-8365(h)

       if to CYBX, to:

                  Cyberonics, Inc.
                  17448 Highway 3, Suite 100
                  Webster, TX 77598-4138
                  Attn:  President

       with a copy to:

                  Kenneth M. Siegel
                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA 94303

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective if given by any other means, when delivered at the address specified in this section.

       9.2 Amendment and Modification. To the fullest extent permitted by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of the respective Boards of Directors of CYBX, St. Jude and Merger Subsidiary, or by their respective officers duly authorized by such Boards of Directors, by an appropriate written instrument executed at any time prior to the Effective Time of the Merger.

       9.3 Waiver of Compliance. To the fullest extent permitted by law, each of St. Jude, Merger Subsidiary and CYBX may, pursuant to action by its respective Board of Directors, or its respective officers duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants, or waive any of the conditions of its obligations, contained herein; provided, however, that the obtaining of the approval of the shareholders referred to in Section 7.1.6 hereof shall not be waivable. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

       9.4 No Survival of Representations and Warranties. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties hereto. The representations, warranties and agreements in this Agreement will terminate at the Effective Time or upon termination of this Agreement pursuant to Section 8.1, as the case may be, except for the agreements set forth in Sections 6.4,8.4 and 9.6, to the extent set forth therein.

       9.5 No Third Party Rights. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than St. Jude, Merger Subsidiary and CYBX and their respective security holders, any rights or remedies under or by reason of this Agreement.

       9.6 Confidentiality. The confidentiality obligations of the parties set forth in the confidentiality agreements between the parties dated as of June 6 and October 17, 1995 are incorporated herein by reference, and the parties agree to honor and perform all obligations set forth therein.

       9.7    Expenses.

              9.7.1 Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

              9.7.2 St. Jude and CYBX shall share equally all expenses relating to the printing and mailing of the Proxy Statement and all SEC registration fees applicable to the Merger. The expenses referenced in this Section 9.7.2 shall be referred to as the "Transaction Costs."

       9.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Merger Subsidiary may assign this Agreement and its rights, interests and obligations hereunder to another directly or indirectly wholly-owned subsidiary of St. Jude without the consent of CYBX.

       9.9 GOVERNING LAWS. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

       9.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       9.11 Headings and References. The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections and Articles are to sections and articles of this Agreement, unless otherwise indicated.

       9.12 Entire Agreement. This Agreement (including the exhibits hereto, the Disclosure Schedules and the documents referred to herein, all of which form a part hereof) and the confidentiality agreements referenced in Section 9.6 contain the entire understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein.

       9.13 Exchange of Documents. Counsel to St. Jude and counsel to CYBX have exchanged lists which the parties agree accurately reflect the documents which they have delivered and received in connection with the negotiation of this Agreement.

       9.14 Publicity. Upon execution of this Agreement by St. Jude, Merger Subsidiary and CYBX, the parties shall jointly issue a press release, as agreed upon by them. Neither party shall, without the prior written consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other facts with respect to the Agreement, except as required by law or the rules of NASDAQ and then, only (a) upon receipt of a written opinion from such party's legal counsel; (b) to the extent required by law or the rules of NASDAQ; and (c) upon prior notice to the other party, which notice shall include a copy of the issuing party's opinion of legal counsel, together with a copy of the proposed statement or communication to be issued to the press or public.

       9.15 Interpretation. This Agreement has been fully negotiated by the parties through their legal counsel. Accordingly, in interpreting this Agreement, the rule of interpretation requiring that documents be construed against the draftsman shall be inapplicable.

       9.16 Further Assurance. The parties hereto agree that each will execute and deliver to the other any and all documents in addition to those expressly provided for herein that may be necessary to carry out the provisions of this Agreement, whether before, at or after the Closing.

       9.17 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      ST. JUDE MEDICAL, INC.

                                      /s/ Ronald A. Matricaria
                                      ------------------------
                                      Ronald A. Matricaria
                                      President and Chief Executive Officer


                                      SJM ACQUISITION CORP.

                                      /s/ Kevin T. O'Malley
                                      ---------------------
                                      Kevin T. O'Malley
                                      Director and Secretary


                                      CYBERONICS, INC.

                                      /s/ Robert P. Cummins
                                      ---------------------
                                      Robert P. Cummins
                                      President and Chief Executive Officer